Baldwin & Lyons, Inc.

Protective Insurance Company

Sagamore Insurance Company

B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street

Indianapolis, IN 46204

(317) 636-9800

Subj:	Baldwin & Lyons, Inc.	April 30, 2009
Unaudited First Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER

Indianapolis, Indiana, April 30, 2009—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced first quarter operating income, defined as net income before investment gains and losses, of $6.2 million or $.42 per share, reduced by first quarter investment losses of $.8 million or $.05 per share, resulting in a net income for the quarter of $5.4 million or $.37 per share. This compares to operating income of $.28 per share, investment losses of $.58 per share and net loss of $.30 per share for the first quarter of 2008. Investment results during the current quarter were impacted by the ongoing loss of value in the global equity markets.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 6% compared to the 2008 period, reflecting 23% volume increases in the Company’s property reinsurance and private passenger automobile products.

Net premium earned decreased by 2% to $44.2 million for the first quarter of 2009. The changes in net premium earned, compared to premium written, reflect the increased utilization of reinsurance on fleet transportation products.

The company’s quarterly consolidated combined ratio was 89.0%, producing an underwriting gain of $4.9 million, compared to last year’s underwriting gain of $.6 million on a quarterly consolidated combined ratio of 98.5%. The current quarter combined ratio reflects an 11 point decrease in the consolidated loss ratio attributable to higher reserve savings on the closing of prior year losses as well as a decline in current year losses incurred in the fleet transportation products. The consolidated expense ratio was 1.7 points higher primarily as the result of the impact of the increased use of reinsurance on net premium earned.

Pre-tax investment income decreased 22% for the current year first quarter, while net investment income, after tax, decreased 19%. Both pre-tax and after tax investment income were down as the result of lower available rates on all investments classes, particularly short-term interest rates which have fallen to historic lows.

Shareholder’s equity decreased $4.4 million in the first quarter, including a $5.0 million decline in unrealized gains, cash dividends paid of $3.7 million ($.25 per share) and $.9 million used to repurchase company stock on the open market. Book value overall decreased $.22 per share as a result of the above. The company repurchased 53,000 of Class B common stock at an average price of $16.48 durng the quarter, reducing total shares outstanding to 14,733,000. Nearly 2.5 million shares remain in the company’s repurchase authorization.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, April 30, 2009 at 11:00 AM ET (New York time) to discuss results for the first quarter ended March 31, 2009.

To participate via teleconference, investors may dial 888-205-6786 (U.S./Canada) or 913-312-0731 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through May 7, 2009 by calling 888-203-1112 or 719-457-0820 and referencing passcode 7622314.

The conference call will also be webcast. Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com. The webcast will be archived on the site until May 1, 2010.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended
	March 31
	2009	2008
Operating revenue	$48,992	$50,588
Net investment losses	(1,232)	(13,575)
Total revenue	$47,760	$37,013

Operating income	$6,242	$4,216
Net investment losses,
net of federal income taxes	(801)	(8,824)
Net income (loss)	$5,441	($4,608)

Per share data - diluted:
Average number of shares	14,767	15,243

Operating income	$.42	$.28
Net investment losses	(.05)	(.58)
Net income (loss)	$.37	($ .30)

Dividends paid to shareholders	$.25	$.25

Annualized return on average
shareholders' equity:
Operating income	8.0%	5.0%

Net income (loss)	7.0%	-5.4%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	89.0%	98.5%
Including fee income	87.6%	96.9%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company’s annual report for its full statement regarding forward-looking information.